Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Denis Hickey
IntraBiotics Pharmaceuticals, Inc.
(925) 906-5331
INTRABIOTICS PROVIDES ADDITIONAL UPDATE ON PENDING LITIGATION
LAFAYETTE, CA, August 4, 2006 - IntraBiotics Pharmaceuticals, Inc. (OTC: IBPI.PK) today reported on a recent U.S. District Court order in IntraBiotics’ pending litigation filed in July 2004.
As we previously reported, on January 23, 2006, the U.S. District Court granted the motion of IntraBiotics and individual defendants to dismiss, with leave to amend, the plaintiffs’ amended complaint with respect to claims under the Securities Exchange Act of 1934 (“1934 Act Claims”), and denied the motion to dismiss the claims under the Securities Act of 1933 (“1933 Act Claims”). On February 22, 2006, plaintiffs filed a second amended complaint.
On August 1, 2006, the Court issued an order granting IntraBiotics’ and the individual defendants’ motion to dismiss the 1934 Act Claims in the second amended complaint, with prejudice. In its opinion, the Court concluded that Plaintiffs failed to allege sufficient facts to support a material misstatement or omission with respect to the 1934 Act Claims. With respect to the 1933 Act Claims, the Court gave the parties the opportunity to provide supplemental briefs before it would rule on these claims.
The Company believes the suit to be without merit and intends to defend itself vigorously. Due to the uncertainties surrounding the final outcome of this matter, no amounts have been accrued by the Company. The Company and the individual defendants are insured under the Company’s directors’ and officers’ insurance policies, with $15 million in total coverage, and a $500,000 deductible, which has been met. Nevertheless, the Company may incur expenses in the defense or disposition of the litigation beyond what is covered by insurance.
For further information concerning the shareholder suit, see IntraBiotics’ annual report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2006 and the 2006 2nd quarterly report on Form 10-Q filed with the Securities and Exchange Commission on July 28, 2006.